EX-34.4
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KPMG LLP
55 Second Street
San Francisco, CA 94105

Report of Independent Registered Public Accounting Firm

The Board of Directors
Paul Financial, LLC:

We have examined the compliance of Paul Financial, LLC (the Company) with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for residential mortgage-backed security transactions (the Platform), except for servicing criteria 1122(d)(3)(i)C, 1122(d)(4)(i)-(ii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2007. Appendix A to Management's Assessment identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

As described in the accompanying Management's Assessment, for servicing criterion 1122(d)(4)(xi), the Company has engaged a vendor to perform the activities required by this servicing criterion. The Company has determined that the vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criterion applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 7.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criterion applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criterion as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.


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Our examination disclosed the following material noncompliance with criterion
1122(d)(1)(i) applicable to the Company during the year ended December 31, 2007. The Company did not monitor and notify parties as required in the transaction agreements that an event of default had occurred with respect to the Company.

In our opinion, except for the material noncompliance described above, the Company complied with the aforementioned servicing criteria, including servicing criterion 1122(d)(4)(xi) for which compliance is determined based on Interpretation 17.06 as described above, is fairly stated as of and for the year ended December 31, 2007 in all material respects.

As described in Management's Assessment, on December 20, 2007, one of the transactions within the Company's Platform was acquired by Lehman Brothers Holdings Inc. (the Purchaser), at which time the Purchaser became the successor servicer for that transaction. The Company continued to sub-service the individual loans associated with that transaction until servicing transferred to the Purchaser on February 1, 2008. In addition, Management's Assessment describes the Company's lack of liquidity and the potential material and adverse impact this may have on its ability to continue servicing loans related to the Platform.



/s/ KPMG LLP

San Francisco, California
March 26, 2008

2

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